Exhibit (d)(3)

FORM OF

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

November 17, 2010

as amended and restated as of

            , 2011

Ashmore Funds

61 Aldwych

London WC2B 4AE

England

Ladies and Gentlemen:

This will confirm the agreement between Ashmore Funds (the “Trust”) and Ashmore Investment Management Limited (the “Manager”) as follows:

1. The Trust is an open-end management investment company which has multiple separate series. This Agreement shall cover each series listed on Schedule A (each such series covered by this Agreement, a “Covered Fund”), which Schedule may be amended or supplemented from time to time, including to add additional Covered Funds.

2. Pursuant to an Investment Management Agreement between the Trust and the Manager, in respect of the Covered Funds, dated as of November 17, 2010 (as amended and from time to time in effect, the “Management Agreement”), the Trust has retained the Manager to provide the Trust and each Covered Fund with investment management services.

3. With respect to each class of shares (each a “Class”) of each Covered Fund, as used in this Agreement:

(a) “Attributable Class Operating Expenses” means the actual gross direct operating expenses of the Covered Fund, including organizational expenses, that are attributable to the Class, other than interest expenses, taxes, extraordinary expenses, custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (expressed as a percentage of average daily net assets) prior to any waiver, reduction, reimbursement or contribution by the Manager under this Agreement;

(b) “Effective Class Operating Expenses” means the net direct operating expenses of the Covered Fund, including organizational expenses, attributable to the Class, other than interest expenses, taxes, extraordinary expenses, custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (expressed as a percentage of average daily net assets) after any waiver, reduction, reimbursement or contribution by the Manager under this Agreement;

(c) “Expense Limit” means the amount listed next to the Class of such Covered Fund under the column “Expense Limit” on Schedule A, expressed as a percentage of the Covered Fund’s average daily net assets attributable to the Class, as in effect from the Commencement Date through the Expiration Date for the Class (as it may be extended pursuant to Section 7) set forth on Schedule A; provided, however, that for purposes of calculating the amount of the Aggregate Class Reimbursement Amount (defined below) to be paid to the Manager in a particular month during which the relevant Class of a Covered Fund does not have an applicable Expense Limit, the Expense Limit that was effective as of the time of the relevant waiver, reduction, reimbursement or contribution for which the Manager will be reimbursed shall be presumed to be in effect solely for purposes of calculating the Aggregate Class Reimbursement Amount for that month;

(d) “Annual Excess Amount” means the extent to which the annual Attributable Class Operating Expenses of the Class for a fiscal year of the Covered Fund exceed the Expense Limit for that Class; and

(e) “Underlying Fund Expenses” means any fees and expenses incurred by or attributable to the Class of the Fund as a result of investment by the Fund in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.

4. Each month end, the Attributable Class Operating Expenses of each Class of each Covered Fund for such month shall be annualized as of the last day of the month. If the annualized Attributable Class Operating Expenses of a Class of a Covered Fund exceed the Expense Limit of such Class, the Manager shall waive, reduce or reimburse the management fee it is entitled to receive from that Class under the Management Agreement for that month by, or shall otherwise contribute to the Class, an amount such that the annualized Effective Class Operating Expenses of such Class for such month equal the Expense Limit.

5. If in any month during which the Management Agreement is in effect, the annualized Attributable Class Operating Expenses of a particular Class of a Covered Fund are less than the Expense Limit of such Class, the Manager shall be entitled to reimbursement by such Class of any or all management fees or other amounts (the “Aggregate Class Reimbursement Amount”) previously waived, reduced, reimbursed or contributed by the Manager with respect to that Class pursuant to this Agreement during the previous three fiscal years and not subsequently reimbursed to the Manager pursuant to this paragraph, to the extent that the Attributable Class Operating Expenses of that Class of the Covered Fund for such month plus the amount so reimbursed, when annualized, do not exceed the Expense Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the Covered Fund. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Manager will cease to be entitled to reimbursement for any amount waived, reduced, reimbursed or contributed by it following the last day of the applicable Covered Fund’s third full fiscal year ending after the end of the fiscal year in which such amount was waived, reduced, reimbursed or contributed.

6. As necessary, and subject to any reimbursements made to the Manager pursuant to paragraph 5 of this Agreement, on or before the last day of the first month of each fiscal year of each Covered Fund, an adjustment payment shall be made by the Manager or the relevant Class of the Covered Fund such that the amount of the management fees or other expenses waived, reduced, reimbursed or contributed by the Manager with respect to such Class of the Covered Fund pursuant to this Agreement during the previous fiscal year together with any payments made pursuant to this paragraph 6 shall equal the Annual Excess Amount, if any, for such previous fiscal year.

7. This Agreement and the obligations hereunder shall become effective with respect to a Class of a Covered Fund as of the Commencement Date for that Class set forth on Schedule A and shall continue, unless sooner terminated by the Trust as provided below, until the Expiration Date for such Class set forth on Schedule A. Upon the Expiration Date for a Class of a Covered Fund, this Agreement shall automatically renew for one-year terms for such Class (such that the Expiration Date for such Class shall in each case automatically be extended for one year, and Schedule A shall be deemed to have been so amended) unless the Manager provides written notice to the Trust at the above address of the termination of this Agreement in respect of such Class of such Covered Fund, provided such notice is received by the Trust at least thirty (30) days prior to such Expiration Date. In addition, this Agreement may be terminated by the Trust with respect to a Class or Classes of a Covered Fund or Covered Funds, subject to approval by the Board of Trustees of the Trust, upon ninety (90) days’ prior written notice to the Manager at its principal place of business. This Agreement supersedes all prior agreements, written or oral, between the parties with respect to the subject matter herein.

8. Nothing herein contained shall be deemed to require the Trust or the Covered Funds to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Covered Funds.

9. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended and the rules and regulations thereunder (the “1940 Act”), shall have the same meaning as and be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

10. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Covered Fund.

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If the foregoing correctly sets forth the agreement between the Trust and the Manager, please so indicate by signing and returning to the Manager the enclosed copy hereof.

Very truly yours,

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title:

ACCEPTED AND AGREED TO:

ASHMORE FUNDS

By:
Name:
Title:

SCHEDULE A

Covered Funds

Covered Fund	Class	Expense Limit	Commencement Date	Expiration Date
Ashmore Emerging Markets Corporate Debt Fund	Institutional Class	1.17%	12/10/2010	12/9/2010

	Class A	1.45%	2/ /2011	2/ /2012

	Class C	2.20%	2/ /2011	2/ /2012

Ashmore Emerging Markets Local Currency Fund	Institutional Class	0.87%	12/10/2010	12/9/2010

	Class A	1.15%	2/ /2011	2/ /2012

	Class C	1.90%	2/ /2011	2/ /2012

Ashmore Emerging Markets Local Currency Bond Fund	Institutional Class	0.97%	12/10/2010	12/9/2010

	Class A	1.25%	2/ /2011	2/ /2012

	Class C	2.00%	2/ /2011	2/ /2012

Ashmore Emerging Markets Sovereign Debt Fund	Institutional Class	0.92%	12/10/2010	12/9/2010

	Class A	1.20%	2/ /2011	2/ /2012

	Class C	1.95%	2/ /2011	2/ /2012

Ashmore Emerging Markets Total Return Fund	Institutional Class	1.02%	12/10/2010	12/9/2010

	Class A	1.30%	2/ /2011	2/ /2012

	Class C	2.05%	2/ /2011	2/ /2012

Dated as of:             , 20

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